Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements and related prospectuses of Ingles Markets, Incorporated listed below of our reports dated December 7, 2009, with respect to the consolidated financial statements and schedule of Ingles Markets, Incorporated, and the effectiveness of internal control over financial reporting of Ingles Markets, Incorporated included in this Annual Report (Form 10-K) for the year ended September 26, 2009:

(1) Registration Statement No. 33-52103 on Form S-8

(2) Registration Statement No. 333-88310 on Form S-8, and

(3) Registration Statement No. 333-74459 on Form S-8.

/s/ ERNST & YOUNG LLP

Greenville, South Carolina

December 7, 2009